Exhibit 10.37

SYNOPSYS, INC.

FORM OF FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”), dated March     , 2006 (the “Effective Date”), is executed by and between Synopsys, Inc., a Delaware corporation (the “Company”), and                    (the “Employee”). The Company and the Employee  are collectively referred to in this Amendment as the “Parties.”  In this Amendment, all capitalized terms that are otherwise undefined will have the respective meanings specified for such terms as set forth in the Employment Agreement (as defined below).

RECITALS

A.                                   Employee and the Company are parties to an Employment Agreement, dated October 1, 1997 (the “Employment Agreement”). The Employment Agreement outlines the general terms of employment for the Employee.

B.                                     Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend the Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.                                       Amendment to Employment Agreement. The Parties agree that upon the Effective Date of this Amendment, the Employment Agreement will be amended as follows:

1.1                                 The following shall be added as Section 6(e):  “(e)   No Participation In The Synopsys, Inc. Executive Change of Control Severance Benefit Plan, established effective March 23, 2006. It is agreed that the severance benefits described in this Agreement are in lieu of the severance benefits described in The Synopsys, Inc. Executive Change of Control Severance Benefit Plan, as effective March 24, 2006 (the “Plan”), and that Employee will not be eligible to participate in the Plan.”

1.2                                 The following shall be added as Section 6(f):   “(f)   Application of Section 409A. If (i) any severance benefits provided under this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 6(f) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(f); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.”

1.3                                 The following shall be added as Section 6(g):   “(g)   Parachute Payments. Except as otherwise provided in an agreement between Employee and the Company, if any payment or benefit the Employee would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the “Reduced Amount.”  The Reduced Amount shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee. If acceleration of vesting of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting unless the Employee elects in writing a different order for cancellation prior to any Change of Control.”

1.4                                 Arbitration. Section 11(f) shall be deleted and replaced with the following:   “Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Jose, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, as consistent with applicable law. By agreeing to this arbitration procedure, Employee and the Company both agree  to waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all AAA’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.”

2.                                       Agreements. Except as expressly amended by this Amendment, the Employment Agreement will continue in full force and effect. If any inconsistency, ambiguity, or conflict exists between this Amendment and the Employment Agreement, then the terms and conditions of this Amendment will govern and control such inconsistency, ambiguity, or conflict.

3.                                       Amendments, Waivers, and Termination. As of any particular time, any term of this Amendment may be amended, the observance of any term of this Amendment may be modified, waived or discharged (either generally or in a particular instance and either retroactively or prospectively), or this Amendment may be terminated, in each case only with the written consent of the Company and the Employee.

4.                                       Effectiveness. This Amendment is effective upon the execution and delivery of this Amendment by the Company and the Employee.

* * * * *

The Parties have executed this First Amendment to the Employment Agreement as of the Effective Date.

THE COMPANY:

SYNOPSYS, INC.

By:
Name:
Its:

THE EMPLOYEE: